AGREEMENT

CONCERNING THE EXCHANGE OF SECURITIES

BY AND AMONG

OEF CORPORATE SOLUTIONS, INC.,

CERTAIN STOCKHOLDERS OF OEF CORPORATE SOLUTIONS, INC.,

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.

THE HOLDERS OF PARTNERSHIP INTERESTS OF
GOODTIME ACTION AMUSEMENT PARTNERS, L.P.

AND

THE HOLDERS OF MEMBERSHIP INTERESTS OF
AMUSEMENT INNOVATION PARTNERS, LLC

INDEX
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ii

INDEX
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iii

INDEX
(Continued)

EXHIBITS

Allocation of Securities	Exhibit 1.1
Subscription Agreement	Exhibit 1.2

SCHEDULES

Subsidiaries of Goodtime	Schedule 2.3
Financial Statements of Goodtime	Schedule 2.5
Undisclosed Liabilities of Goodtime	Schedule 2.7
Financial Statements of OEF	Schedule 3.5
Undisclosed Liabilities of OEF	Schedule 3.7
Material Contracts of OEF	Schedule 3.14

i

AGREEMENT

AGREEMENT made this 4th day of October, 2006, by and among OEF CORPORATE SOLUTIONS, INC., a Nevada corporation (“OEF”), GOODTIME ACTION AMUSEMENT PARTNERS, LP, a Texas limited partnership (“Goodtime”), the holders of partnership interests of Goodtime who are listed on Exhibit 1.1 hereto and have executed Subscription Agreements in the form attached in Exhibit 1.2, hereto (the “Goodtime Interest Holders”), the holders of membership interests of Amusement Innovation Partners, LLC, a Texas limited liability company and general partner of Goodtime (“AIP”), who are listed on Exhibit 1.1 hereto and have executed Subscription Agreements in the form attached in Exhibit 1.2, hereto (the “AIP Interest Holders”), and the stockholder of OEF listed on the signature pages hereto (the “Major Stockholder”).

WHEREAS, OEF desires to acquire all of the issued and outstanding limited partnership interests of Goodtime from the Goodtime Interest Holders and all of the outstanding membership interests of AIP from the AIP Interest Holders in exchange for newly issued unregistered shares of common stock of OEF;

WHEREAS, Goodtime desires to assist OEF in acquiring all of the issued and outstanding limited partnership interests of Goodtime and all of the issued and outstanding membership interests of AIP pursuant to the terms of this Agreement; and

WHEREAS, all of the Goodtime Interest Holders and AIP Interest Holders, by execution of Exhibit 1.2 hereto, agree to exchange all interests they hold in Goodtime and AIP, as applicable, for an aggregate 7,623,580 common shares of OEF.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I

Exchange of Securities

1.1	Issuance of Securities

(a)    Subject to the terms and conditions of this Agreement, OEF agrees to issue and exchange 7,623,580 fully paid and nonassessable unregistered shares of OEF’s $.001 par value common stock (the “OEF Shares”) for all issued and outstanding limited partnership interests of Goodtime and membership interests of AIP (collectively, the “Goodtime Interests”) held by the Goodtime Interest Holders and AIP Interest Holders (together, the “Interest Holders”). All OEF common stock will be issued directly to the Interest Holders on the Closing Date, pursuant to the schedule set forth in Exhibit 1.1, and will be free and clear of any and all liens, claims and encumbrances arising by or through OEF.

(b)    Prior to the effectiveness of the resale registration statement filed with respect to the shares sold in the offering described in Section 5.7, in the event that OEF issues additional shares in the offering described in Section 5.7 such that the Existing OEF Stockholders (as defined in Section 8.16) hold less than an aggregate 3.5% of all issued and outstanding common stock of OEF on a fully diluted basis, then OEF shall issue to the Existing OEF Stockholders additional shares of common stock of OEF on a pro rata basis so that the Existing OEF Stockholders shall own 3.5% of all issued and outstanding shares of common stock of OEF on a fully diluted basis.

1.2   Exemption from Registration. The parties hereto intend that all OEF common stock to be issued to the Interest Holders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) and/or Regulation D of the Securities Act and rules and regulations promulgated thereunder. In furtherance thereof, each of the Interest Holders will execute and deliver to OEF on the closing date of this Agreement (the “Closing Date”) a copy of the Subscription Agreement set forth in Exhibit 1.2 hereto.

ARTICLE II

Representations and Warranties of Goodtime

Goodtime hereby represents and warrants to OEF that:

2.1   Organization. Each of Goodtime and AIP is duly organized and validly existing under the laws of Texas, has all necessary powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

2.2   Capitalization. The Goodtime Interest Holders own 99.99% of the partnership interest of Goodtime as limited partners. The AIP Interest Holders own 100% of the membership interests of AIP, and AIP owns 0.01% of the partnership interest of Goodtime as general partner. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Goodtime or AIP to issue any additional interest. The Goodtime Interests and AIP Interests are allocated as set forth on Exhibit 1.1 hereto.

2.3   Subsidiaries. Goodtime owns the interests in the entities set forth on Schedule 2.3 and does not have any other subsidiaries or own any other interest in any other enterprise.

2.4   General Partner. AIP is the general partner of Goodtime. The managers of AIP are Gordon Graves, Jeff Hiser, Ken Griffith, Knowles Cornwell, Michael Gallagher, William McCalmont, James J. Woodcock, David A. Danovich, Rexford A. Yeisley, Martin A. Keaney and John J. Schreiber. The officers of Goodtime as of the date of this Agreement are Ken Griffith, President and Christopher Domijan, Secretary.

2.5   Financial Statements.  Schedule 2.5 hereto contains the audited consolidated financial statements of Goodtime and its subsidiaries for the year ended October 30, 2005 and unaudited consolidated financial statements of Goodtime and its subsidiaries for the three months ended July 30, 2006 (the “Goodtime Financial Statements”). The Goodtime Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Goodtime throughout the periods indicated, and fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the financial position and the results of operations, cash flows and changes in equity of Goodtime as of the respective dates or for the respective fiscal periods therein set forth.

2.6   Absence of Changes. Since July 30, 2006 there has not been any material adverse change in the financial condition or operations of Goodtime, except as contemplated in this Agreement. As used in this Agreement, the terms “material adverse change” and “material adverse effect” mean: any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party and its subsidiaries, considered as a whole. Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

2.7   Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.7, as of July 30, 2006 Goodtime did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Goodtime Financial Statements.

2.8   Tax Returns. Goodtime has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Schedule 2.5 are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by Goodtime.

2.9   Compliance with Laws. To the best of Goodtime’s knowledge, Goodtime has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse effect.

2.10        Litigation. Goodtime is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Goodtime, threatened against or affecting Goodtime or its business, assets or financial condition. Goodtime is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Goodtime is not engaged in any material litigation to recover monies due to it.

2.11         Authority. Goodtime and the Interest Holders have authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Goodtime has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Goodtime and is enforceable in accordance with its terms and conditions. By execution of Exhibit 1.2, all of the Interest Holders have agreed to and have approved the terms of this Agreement.

2.12         Ability to Carry Out Obligations. The execution and delivery of this Agreement by Goodtime and the performance by Goodtime of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which Goodtime is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Goodtime, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Goodtime, except, in each instance, as would not have a material adverse effect.

2.13        Full Disclosure. None of the representations and warranties made by Goodtime herein or in any exhibit, certificate or memorandum furnished or to be furnished by Goodtime, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading in light of the circumstances in which they were made.

2.14        Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director, partner or equity holder of Goodtime has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a SEC or NASD judgment or decree, or is currently the subject to any investigation in connection with a felony crime or SEC or NASD proceeding.

2.15        Restricted Securities. Goodtime and each Goodtime Holder, by execution of this Agreement and of Exhibit 1.2, acknowledge that all of the OEF Shares issued by OEF are restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Securities Act.

ARTICLE III

Representations and Warranties of OEF

OEF and the Major Stockholder jointly and severally represent and warrant to Goodtime and the Interest Holders that:

3.1   Organization. OEF is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2   Capital. The authorized capital stock of OEF consists of 50,000,000 shares of $.001 par value common stock, of which 336,420 shares of common stock will be issued and outstanding on the Closing Date. All of OEF’s shares of outstanding common stock are, and the OEF Shares when issued in accordance with the terms hereof will be, duly and validly issued, fully paid and nonassessable shares of common stock of OEF. There are no preemptive rights or outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating OEF to issue any additional shares of its capital stock or any securities or instruments convertible into, or exercisable or exchangeable for, any class of capital stock of OEF.

3.3   Subsidiaries. OEF does not have any subsidiaries or own any interest in any other enterprise.

3.4   Directors and Officers. Natalie Shahvaran is the sole officer and director OEF.

3.5   SEC Filings. OEF has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2002 (such documents, the “OEF SEC Documents”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005, respectively, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 2006, (iii) all proxy statements relating to meetings of stockholders of OEF since January 1, 2002 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by OEF with the SEC since January 1, 2002. As of their respective dates, the OEF SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), as the case may be.

3.6   Financial Statements. The balance sheet of OEF and the related statements of income, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable) for the year ended December 31, 2005 and the three-month period ended June 30, 2006 (the “OEF Financial Statements”), as reported in OEF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and OEF’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2006, respectively, filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by OEF with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the financial position and the results of the operations, cash flows and changes in stockholders’ equity of OEF as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by OEF with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by OEF with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of OEF have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Hawkins Accounting is an independent public accounting firm with respect to OEF and has not resigned or been dismissed as independent public accountants of OEF.

3.7   Absence of Changes. Since June 30, 2006, there has not been any material adverse change in the financial condition or operations of OEF, except as contemplated in this Agreement.

3.8   Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, OEF does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the OEF Financial Statements.

3.9   Tax Returns. OEF has filed all Tax Returns (as hereafter defined) which are required to be filed (all such returns being true, correct and complete in all material respects) and has paid all Taxes (as hereafter defined) shown to be due on such Tax Returns, and all monies required to be collected as sales or similar Taxes or to be withheld by OEF from its employees for income Taxes and social security and other payroll Taxes have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon OEF’s books. Any Taxes in respect of the period since December 31, 2005 have arisen in the ordinary course of business. There are no ongoing audits or examinations of any of the Tax Returns of OEF, nor has OEF been notified by any governmental authority that any such audit is contemplated or pending. No governmental authority is now asserting or threatening to assert against OEF any deficiency or claim for additional Taxes. No extension of time with respect to any date on which a Tax Return was or is to be filed by OEF is in force, and no waiver agreement by OEF is in force for the extension of time for the assessment or payment of any Taxes. There are no liens for Taxes upon any of the assets of OEF other than Liens for Taxes not yet due or payable. For purposes of this Agreement, “Taxes” shall mean federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority. For purposes of this Agreement, “Tax Returns” shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Returns relating to Taxes.

3.10         Compliance with Laws. OEF is in compliance with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws. OEF has not received any communication, whether written or oral, from a governmental or regulatory authority that alleges that OEF is not in compliance with any laws.

3.11        Litigation. OEF is not a defendant in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of OEF, threatened against or affecting OEF or its business, assets or financial condition. OEF is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. OEF is not engaged in any material litigation to recover monies due to it.

3.12        Authority. The Board of Directors of OEF has authorized the execution of this Agreement and the transactions contemplated herein, and OEF and the Major Stockholder have full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of OEF and the Majority Stockholders, and is enforceable against them in accordance with its terms and conditions.

3.13        Ability to Carry Out Obligations. The execution and delivery of this Agreement by OEF and the performance by OEF of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which OEF is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of OEF, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of OEF.

3.14        Full Disclosure. None of the representations and warranties made by OEF herein, or in any exhibit, certificate or memorandum furnished or to be furnished by OEF or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

3.15        Material Contracts. OEF has no contractual obligations other than those set forth on Schedule 3.15.

3.16        Criminal or Civil Acts. For a period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of OEF has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a SEC or NASD judgment or decree, or is currently the subject to an investigation in connection with any felony crime or SEC or NASD proceeding.

3.17        Prior Issuances of Stock; Operational History. All shares of common stock issued by OEF have been issued at a time when OEF’s business was operational, albeit in its development stage, and such shares of common stock were issued by OEF for the purpose of raising capital to support OEF’s business operations.

3.18        Environmental Matters. OEF is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any environmental law.

ARTICLE IV

Covenants Prior to the Closing Date

4.1   Investigative Rights. Prior to the Closing Date, each of Goodtime and OEF shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same. Each of Goodtime and OEF shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request. Each of Goodtime and OEF, their respective legal counsel and accountants shall have the opportunity to meet with the other party’s accountants and attorneys to discuss the financial condition of the other party during reasonable business hours and in a manner that does not interfere with the normal operation of such other party’s business.

4.2   Conduct of Business. Prior to the Closing Date, each of Goodtime and OEF shall conduct its business in the normal course. Neither Goodtime nor OEF shall amend its Articles of Incorporation, Bylaws, or Agreement of Limited Partnership, or other governing documents, as applicable (except as may be described in this Agreement). OEF will not sell or issue or enter into agreements to sell or issue any capital stock or other equity or debt securities or instruments, or securities or instruments convertible into, or exercisable or exchangeable for, equity or debt securities. Neither Goodtime nor OEF shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of any of its common stock or partnership interests, as applicable.

4.3   Confidential Information. Each party will treat all nonpublic, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement. Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

4.4   Notice of Non-Compliance. Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

Conditions Precedent to OEF’s Performance

5.1   Conditions. OEF’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article V. OEF may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by OEF of any other condition of or any of OEF’s other rights or remedies, at law or in equity, if Goodtime shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2   Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Goodtime in this Agreement or in any written statement that shall be delivered to OEF by Goodtime under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3   Performance. Goodtime shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4   Absence of Litigation. No action, suit, or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Goodtime on or before the Closing Date.

5.5   Officer’s Certificate. Goodtime shall have delivered to OEF a certificate dated the Closing Date signed by the Chief Executive Officer of Goodtime certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

5.6   Corporate Action. Goodtime shall have obtained the approval of the Goodtime Interest Holders for the transaction contemplated by this Agreement.

5.7   Equity Financing. Goodtime shall have provided OEF with reasonable evidence of a commitment by a third-party to make an equity investment in OEF in an amount of not less than $8,060,000 based upon the sale of 1,612,000 shares of convertible preferred stock of OEF at a purchase price of $5.00 per share to be completed immediately following Closing.

ARTICLE VI

Conditions Precedent to Goodtime’s Performance

6.1   Conditions. Goodtime’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. Goodtime may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Goodtime of any other condition of or any of Goodtime’s rights or remedies, at law or in equity, if OEF shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2   Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by OEF and the Major Stockholder in this Agreement or in any written statement that shall be delivered to Goodtime by OEF or the Major Stockholder under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3   Performance. OEF and the Major Stockholder shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4   Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against OEF on or before the Closing Date.

6.5   Officer’s Certificate. OEF and the Major Stockholder shall have delivered to Goodtime a certificate dated the Closing Date signed by the Chief Executive Officer of OEF certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

6.6   Payment of Liabilities. On or before the Closing, OEF shall have paid any outstanding obligations and liabilities of OEF through the Closing Date, including obligations created subsequent to the execution of this Agreement.

6.7   Directors of OEF. On the Closing Date, the Board of Directors of OEF shall elect the persons designated by Goodtime immediately prior to Closing to OEF’s Board of Directors and then shall resign as directors.

6.8   Officers of OEF. On the Closing Date, the newly constituted Board of Directors of OEF shall elect such officers of OEF as they shall determine. OEF’s existing executive officers shall resign and release OEF from any and all claims, liabilities and obligations, known or unknown, actual or contingent, that such executive officers may otherwise assert against OEF.

6.9   Completion of Reverse Stock Split by OEF. OEF shall have completed a reverse stock split such that, on the Closing Date, OEF will have a total of 336,420 shares of common stock outstanding, which shares shall represent a 3.5% fully diluted interest in OEF taking into account the shares of common stock to be issued to the Interest Holders and the shares of preferred stock issuable to the equity investors as set forth in Section 5.7 above.

ARTICLE VII

Closing

7.1   Closing. The Closing of this Agreement shall be held at the offices of Thompson & Knight LLP, Goodtime’s counsel, at any mutually agreeable time and date prior to October 2, 2006, unless extended by mutual agreement. At the Closing:

(a)           Goodtime shall deliver to OEF copies of Exhibit 1.2 executed by all of the Interest Holders together with any other assignment documents required to evidence the assignment of the Goodtime Interests to OEF;

(b)           OEF shall deliver to the Interest Holders certificates representing 7,623,580 shares of OEF’s common stock, for which the Goodtime Interests have been exchanged, pursuant to the computations set forth in Exhibit 1.1 hereto;

(c)           OEF shall deliver (i) the officer’s certificate described in Section 6.5, (ii) a signed consent and/or minutes of its directors approving this Agreement, and (iii) resignations and releases from its executive officers and directors pursuant to Sections 6.8;

(d)           Goodtime shall deliver (i) the officer’s certificate described in Section 5.5, and (ii) a signed consent and/or minutes of its partners approving this Agreement;

ARTICLE VIII

Miscellaneous

8.1   Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

8.2   No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

8.3   Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

8.4   Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

8.5   Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

8.6   Choice of Law. This Agreement and its application shall be governed by the laws of the State of Texas.

8.7   Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8   Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

OEF and the Major Stockholder:

OEF Corporate Solutions, Inc.
132 N. El Camino Real
Suite 346
Encinitas, CA 92024
Attn: Natalie Shahvaran

Goodtime and the Interest Holders:

Goodtime Action Amusement Partners, LP
11827 Judd Court
Dallas, Texas 75243
Attn: Ken Griffith

8.9   Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

8.10        Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

8.11         Finders. There are no finders in connection with this transaction.

8.12         Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

8.13        Expenses. Each party will bear their own expenses, including legal fees incurred in connection with this Agreement. The Interest Holders shall not be responsible for any costs incurred in connection with the transaction contemplated by this Agreement.

8.14        Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing.

8.15        Indemnification. (a) Subject to the limitations set forth in Section 8.15(b), the Major Stockholder (the “Indemnitor”), agrees to indemnify, defend and hold OEF, after the exchange, and the Interest Holders, and their affiliates, managers, officers, directors, employees, agents, successors, and assigns (such persons are hereinafter collectively referred to as “Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs of preparation and investigation, and reasonable attorneys’ fees) (collectively “Losses”) that any Indemnified Person may suffer, sustain, incur, or become subject to arising out of or due to a breach by OEF or the Major Stockholder of any representation, warranty, or covenant made by OEF or the Major Stockholder in this Agreement. If there occurs an event that the Indemnified Persons assert is an indemnifiable event, they shall notify the Indemnitor promptly, provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that they are prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility or does not respond within such 30-day period, the Indemnitor shall be obligated to compromise or defend, at their own expense and by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnified Persons, such matter, and the Indemnitor shall provide the Indemnified Persons with such assurances as may be reasonably required by the Indemnified Persons to assure that the Indemnitor will assume and be responsible for the entire liability at issue. If the Indemnitor does not respond within such 30-day period and reject responsibility for such matter in whole or in part, the Indemnified Persons shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnified Persons under applicable law. Indemnitor may not compromise any claim or asserted liability without the prior written consent of the appropriate Indemnified Persons and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnified Persons refuse consent to a bona fide offer of settlement that the Indemnitor wishes to accept, the Indemnified Persons may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnified Persons. In such event, the obligation of the Indemnitor to the Indemnified Persons shall be equal to the lesser of (x) the amount of the offer of settlement which the Indemnified Persons refused to accept plus the costs and expenses of the Indemnified Persons prior to the date the Indemnitor notifies the Indemnified Persons of the offer of settlement, and (y) the actual out-of-pocket amount the Indemnified Persons are obligated to pay as a result of the Indemnified Person’s continuing to pursue such matter.

(b)   The Indemnitor will have no liability for indemnification for breach of representation, warranty, or covenant made by OEF, other than those in Sections 3.2 and 3.7, unless on or before the dated that is one year following the Closing Date, and Indemnified Person notifies the Indemnitor of a claim. Provided, however, that the limitations set forth in this Section 8.15(b) shall not apply to any breach of representation or warranty of which any of the Majority Stockholders had knowledge as of the Closing Date.

8.16        Registration Rights. The Interest Holders shall cause OEF to include for registration the shares held by Natalie Shahvaran, Vail Investments, LLC, Claudia McAdam, USA Ventures, DBA, and Growth Ventures, Inc. Pension Plan & Trust in the registration statement filed with respect to the resale of the shares sold in the offering described in Section 5.7 hereof. In the event that the Securities and Exchange Commission or its counsel takes the position that the shares of common stock of OEF held by the stockholders of OEF immediately prior to the transactions contemplated by this Agreement (the “Existing OEF Stockholders”) are restricted shares and may not be sold unless registered, the Interest Holders shall cause OEF to provide to the Existing OEF Stockholders customary piggyback registration rights with respect to those restricted shares on a registration statement filed by OEF, other than (i) a registration statement on Form S-4 or S-8 and (ii) the registration statement filed with respect to the resale of the shares sold in the offering described in Section 5.7 hereof. Provided, however, that notwithstanding the foregoing provisions of this Section 8.16, no Existing OEF Stockholder shall have any right to compel OEF to file a registration statement.

8.17        Exhibits and Schedules. As of the execution hereof, the parties have provided each other with the Exhibits and Schedules described herein. Any material changes to the Exhibits or Schedules shall be immediately disclosed to the other party.

8.18        Legal Counsel. OEF and the Major Stockholder have been represented by Gary Agron in connection with this Agreement and Thompson & Knight LLP has represented Goodtime.

8.19        Termination, Amendment and Waiver.

(a)    Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the share exchange by the stockholders of OEF or by the partners of Goodtime:

(1)	by mutual written consent of Goodtime and OEF;

(2)	by either Goodtime or OEF;

(i)	if the Interest Holders fail to agree to the exchange,

(ii)
if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, or

(iii)
if the transactions contemplated under this Agreement shall not have been consummated on or before October 9, 2006, unless the failure to consummate the transaction is the result of a material breach of this Agreement by the party seeking to terminate this Agreement,

(3)          by Goodtime, if OEF or the Major Stockholder breach any of their representations or warranties hereof or fail to perform in any material respect any of their covenants, agreements or obligations under this Agreement; and

(4)          by OEF, if Goodtime breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

(b)    Effect of Termination. In the event of termination of this Agreement by either OEF or Goodtime, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Goodtime or OEF, and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

(c)    Extension; Waiver. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(d)    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of Goodtime, action by Goodtime General Partner, and in the case of OEF, action by its Board of Directors or the duly authorized designee of such Board of Directors.

[Signatures Appear on Next Page]

In WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

OEF CORPORATE SOLUTIONS, INC.

By:
Name:
Title:

MAJOR STOCKHOLDER:

Nathalie Shahvaran

GOODTIME ACTION AMUSEMENT
PARTNERS, LP

By:	Amusement Innovation Partners, LLC, its general partner

By:
Name:
Title:

GOODTIME INTEREST HOLDERS:

Gordon T. Graves

Kenneth R. Griffith

Knowles B. Cornwell

Christopher C. Domijan

Nicholas F. Holt

Jeff Hiser

Jeremy Tyra

Beth Tarter

Joseph Larry Drayer

Kristen Graves

James J. Woodcock

Michael T. Gallagher

William S. McCalmont

Amelar Investments, LLC by David E. Danovitch

Rexford A. Yeisley

Martin A. Keane

John J. Schreiber

Richard Schappel

Michael Roerick

AIP INTEREST HOLDERS:

Gordon T. Graves

Kenneth R. Griffith

Knowles B. Cornwell

EXHIBIT 1.1

SCHEDULE OF GOODTIME INTEREST HOLDERS
AND
ALLOCATION OF OEF COMMON SHARES

Name of Goodtime Partner or AIP Interest Holder	Type and Amount of Interest to be Exchanged	Number of OEF Common Shares to be Issued
Gordon T. Graves	AIP Interests 50%	381
Kenneth R. Griffith	AIP Interests 31%	236
Knowles B. Cornwell	AIP Interests 19%	145
Gordon T. Graves	GAAP Interests 33.0208%	2,517,365
Kenneth R. Griffith	GAAP Interests 26.4089%	2,013,305
Knowles B. Cornwell	GAAP Interests 16.1861%	1,233,961
Christopher C. Domijan	GAAP Interests 4.7333%	360,847[1]
Nicholas F. Holt	GAAP Interests 4.7333%	360,847[1]
Jeff Hiser	GAAP Interests 2.1276%	162,201
Jeremy Tyra	GAAP Interests 2.1276%	162,201
Beth Tarter	GAAP Interests 2.1276%	162,201
Joseph Larry Drayer	GAAP Interests 2.1276%	162,201
Kristen Graves	GAAP Interests 1.0638%	81,097
James J. Woodcock	GAAP Interests 0.6667%	50,824[2]
Michael T. Gallagher	GAAP Interests 0.6667%	50,824[2]
William S. McCalmont	GAAP Interests 0.6667%	50,824[2]
Amelar Investments, LLC	GAAP Interests 0.6667%	50,824[2]
Rexford A. Yeisley	GAAP Interests 0.6667%	50,824[2]
Martin A. Keane	GAAP Interests 0.6667%	50,824[2]

John J. Schreiber	GAAP Interests 0.6667%	50,824[2]
Richard Schappel	GAAP Interests 0.3333%	25,412
Michael Roerick	GAAP Interests 0.3333%	25,412

Totals	100% of AIP Interests	7,623,580
	100% of GAAP Interests

1   38,118 of these shares vested as of December 31, 2005. The remaining amount has vested or will vest as follows: 152,472 vest in equal quarterly installments of 38,118 shares on the last day of each fiscal quarter commencing with the quarter beginning January 1, 2006 and ending March 31, 2006, and continuing for the succeeding three quarters. The remaining 170,257 shares vest on March 31, 2007. Each of Messers. Domijan and Holt must be stockholders and employed by or on behalf of the Company on each vesting date for each vesting increment to occur. Each stockholder may vote his entire shares pending vesting, until such time as it becomes apparent that vesting will not occur as to such shares, or any portion thereof. Shares may be diluted as the result of the issuance of additional shares of stock by the Company.

2   These shares vest as follows: 25,412 of these shares shall vest on August 3, 2007, and the remaining 25,412 shares shall vest on August 3, 2008. David E. Danovitch is the beneficial owner of the equity interests if Amelar Investments, LLC. Each of Messers. Danovitch, Gallagher, Keane, Schreiber, Woodcock and Yeisley must be a stockholder and be a director of the Company or an affiliate of the Company on each vesting date for each vesting increment to occur. Each of Messers. Danovitch, Gallagher, Keane, Schreiber, Woodcock and Yeisley may vote his entire shares pending vesting, until such time as it becomes apparent that vesting will not occur as to such shares, or any portion thereof. Shares may be diluted as the result of the issuance of additional shares of stock by the Company.

EXHIBIT 1.2

SUBSCRIPTION AGREEMENT

In connection with my exchange of my partnership interest in Goodtime Action Amusement Partners, LP (“Goodtime”), for the $.001 par value common stock of OEF Corporate Solutions, Inc. (“OEF”), as more particularly described in that certain Agreement Concerning the Exchange of Securities by and among OEF, certain stockholders of OEF, Goodtime and certain holders of partnership interests of Goodtime, and Exhibit 1.1 thereto (the “Exchange Agreement”), I acknowledge the matters set forth below and promise that the statements made herein are true. I understand that OEF is relying on my truthfulness in issuing its securities to me.

I hereby represent and warrant to OEF that I have the full power and authority to execute, deliver and perform this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement is a legal, valid and binding obligation of mine, enforceable against me in accordance with its terms. I own the securities in Goodtime that I am exchanging for securities of OEF free and clear of all pledges, liens, encumbrances, security interests, equities, claims, options, preemptive rights, rights of first refusal, or any other limitation on my ability to vote such securities or to transfer such securities to OEF. I have full right, title and interest in and to the Goodtime securities that I am exchanging.

I understand that the shares of OEF’s common stock (the “Securities”) are being issued to me in a private transaction in exchange for my securities in Goodtime and in reliance upon the exemption provided in section 4(2) and/or Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) for non-public offerings and pursuant to the Exchange Agreement. I understand that the Securities are “restricted” under applicable securities laws and may not be sold by me except in a registered offering (which may not ever occur) or in a private transaction like this one. I know this is an illiquid investment and that therefore I may be required to hold the Securities for an indefinite period of time, but under no circumstances less than one year from the date of their issuance.

I am acquiring the Securities solely for my own account, for long-term investment purposes only and not with a view to sale or other distribution. I agree not to dispose of any Securities unless and until counsel for OEF shall have determined that the intended disposition is permissible and does not violate the Act, any applicable state securities laws or rules and regulations promulgated thereunder.

All information, financial and otherwise, or documentation pertaining to all aspects of my acquisition of the Securities and the activities and financial information of OEF has been made available to me and my representatives, if any, and I have had ample opportunity to meet with and ask questions of senior officers of OEF, and I have received satisfactory answers to any questions I asked.

In acquiring the Securities, I have been afforded access to the Exchange Agreement and have made such independent investigations of OEF as I deemed appropriate. I am an experienced investor, have made speculative investments in the past and am capable of analyzing the merits of an investment in the Securities.

I understand that the Securities are highly speculative, involve a great degree of risk and should only be acquired by individuals who can afford to lose their entire investment. Nevertheless, I consider this a suitable investment for me because I have adequate financial resources and income to maintain my current standard of living even after my acquisition of the Securities. I know that OEF currently has only negligible assets and liabilities, and that although I could lose my entire investment, I am acquiring the Securities because I believe the potential rewards are commensurate with the risk. Even if the Securities became worthless, I could still maintain my standard of living without significant hardship to me or my family.

By signing this Subscription Agreement, I also accept and agree to be bound by and to abide by the terms and conditions of the Exchange Agreement to the extent applicable to my interests in Goodtime as if I had executed the Exchange Agreement itself.

Dated as of this __________ day of _____________________ , 2006.

Signature

Name, Please Print

Residence Address

City, State and Zip Code

Area Code and Telephone Number

Social Security Number

Number and Type of Goodtime Interests exchanged